UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2008 (August 22, 2008)
REPLIDYNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52082	84-1568247
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

1450 Infinite Drive,		80027
Louisville, Colorado		(Zip Code)
(Address of principal executive offices)
303-996-5500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On August 22, 2008, Replidyne, Inc. (the “Company”) commenced a restructuring of its operations pursuant to which it will incur approximately $3.1 million of expense representing $1.6 million in cash expenditures for employee related severance benefits pertaining to the termination of the employment of 19 employees in actions to be undertaken in September 2008 and October 2008, $0.8 million for lease payments in excess of expected sublease income, and a non-cash charge of $0.7 million related to the impairment of property and equipment related primarily to research and development activities. As a result of these actions Replidyne will suspend further development activities of REP 3123, its investigational agent for the treatment of Clostridium difficile (C. difficile) bacteria and C. difficile Infection (CDI), and novel anti-infective compounds based on its DNA replication inhibition technology. Actions by the Company related to this restructuring are expected to be completed by October 31, 2008.
Item 7.01 Regulation FD Disclosure.
     On August 27, 2008, the Company issued a press release announcing the restructuring of its operations. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
     The information presented under this Item 7.01 and attached as Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Replidyne, Inc. dated August 27, 2008 entitled “Replidyne Announces Restructuring of Operations”.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIDYNE, INC.
Dated: August 27, 2008	By:	/s/ Mark L. Smith
Mark L. Smith
Chief Financial Officer Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Replidyne, Inc. dated August 27, 2008 entitled “Replidyne Announces Restructuring of Operations”.